Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES D PREFERRED STOCK

OF SCICLONE PHARMACEUTICALS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”), certifies as follows:

1. The Amended and Restated Certificate of Incorporation, as amended  (the “Certificate of Incorporation”), of the Company authorizes the issuance of 150,000 shares of preferred stock, par value $0.001 per share, of the Company, designated as Series D Preferred Stock (the “Series D Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company adopted the following resolutions:

RESOLVED: That none of the authorized shares of preferred stock, par value $0.001, of the Company designated as Series D Preferred Stock (the “Preferred Stock”), are outstanding, and none of the authorized shares of the Preferred Stock will be issued pursuant to such Certificate of Designation (as defined below).

RESOLVED FURTHER: That the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Certificate of Incorporation all matters set forth in the Certificate of Designation, Preferences and Rights of the terms of the Series D Preferred Stock  of the Company filed with the Secretary of State of the State of Delaware on December 21, 2006 (the “Certificate of Designation”).

RESOLVED FURTHER: That any authorized officer of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series D Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares designated as Series D Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

***

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by an authorized officer as of February 27, 2017.

SCICLONE PHARMACEUTICALS, INC.

By:	/s/ Wilson W. Cheung

Wilson W. Cheung
Chief Financial Officer and Senior Vice President, Finance